Exhibit 99.1

Contact Information:
George C. Moore
Executive Vice President & Chief Financial Officer
414-643-3000

REXNORD ANNOUNCES COMPLETION OF ACQUISITION OF GA INDUSTRIES, INC.

MILWAUKEE, Wis. – January 31, 2008 – Rexnord LLC announced today that it has completed the acquisition of GA Industries, Inc. for a cash purchase price of $76 million. The company funded the acquisition with cash flow from operations. The acquisition expands Rexnord’s strategic water management platform, which was created with the acquisition of Zurn Industries in February, 2007.

GA Industries, Inc. (GAI), which includes the Rodney Hunt Company, manufactures automatic control valves, check valves, gate valves, and other engineered flow control products used in the water and wastewater markets in municipal, hydropower, and industrial environments. GAI is based in Cranberry, Pennsylvania and also has a facility in nearby Mars, Pennsylvania. The Rodney Hunt Company is located in Orange, Massachusetts. GAI and Rodney Hunt employ nearly 300 employees with annual sales of approximately $60 million.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America.

Alex P. Marini, President and CEO of Rexnord’s Water Management Group, said, “We are very pleased to close the GAI acquisition. We look forward to working with the GAI and Rodney Hunt teams to integrate them into Rexnord and Zurn, and to continue to build upon the solid track record of success in these businesses.”

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About Rexnord LLC

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 7,100 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products are sold primarily under the Zurn and Wilkins brand names and products include specification drainage, water control, PEX, and commercial brass products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.